Exhibit 11



                  WHITMAN MEDICAL CORP. AND SUBSIDIARIES

             COMPUTATION OF NET LOSS PER SHARE OF COMMON STOCK


                                        FOR THE SIX MONTHS ENDED
                                     September 30,     September 30,
                                          1995              1994
                                     --------------    -------------


Primary:
Average shares outstanding              3,854,851          3,351,036

Net effect of dilutive
 stock options and warrants
 based on the treasury stock
 method using the average
 market price                              339,729           142,766

Total                                    4,194,580         3,493,802
                                        ==========        ==========
Net loss                               $(1,403,129)         $(78,534)
Per share amount                             $(.33)            $(.02)

Fully diluted:
Average shares outstanding              3,854,851          3,351,036

Net effect of dilutive
 stock options and warrants
 based on the treasury stock
 method using quarter-end
 market price                              339,729            67,967

Total                                    4,194,580         3,419,003
                                        ==========        ==========
Net loss                               $(1,403,129)         $(78,534)
Per share amount                             $(.33)            $(.02)


   Net loss per share of common stock is computed by dividing net loss by the weighted average number of shares outstanding during the period adjusted for common stock equivalents when such adjustments result in dilution of earnings per share. The 510,806 shares issued in connection with the acquisition of Sanford Brown College that remain in escrow to be disbursed to the seller or returned to the Company upon the occurrence of failure to occur of certain events are not considered outstanding for purposes of computing net loss for the three months ended June 30, 1995 as their effect is anti-dilutive.